                                                                      EX-99.p.3

DSI INTERNATIONAL MANAGEMENT, INC.
CODE OF ETHICS FOR PERSONAL INVESTING
-------------------------------------------------------------------------------

     INTRODUCTION. This Code applies to you if you are an employee, officer or director of DSI International Management, Inc.

     PROVISION ONE: PERSONAL RESPONSIBILITY. Before permitting the purchase or sale of any security in which you have a beneficial interest, investment discretion or control, you must take personal responsibility for assuring that the transaction is not connected with any fraudulent conduct.

     PROVISION TWO: DISCLOSURE. You must report the following:

     - HOLDINGS. You must disclose personal securities holdings within ten days of becoming subject to this Code and again annually.

     - TRANSACTIONS. You must notify DSI of all personal securities transactions at least quarterly.

     PROVISION THREE: PRECLEARANCE OF IPOS AND PRIVATE PLACEMENTS. You must obtain WRITTEN permission from DSI before purchasing initial public offerings or private placements.

     PROVISION FOUR: SUPERVISION. If you supervise anyone who is subject to this Code, you must:

     - review that person's investment holdings and transactions reports for any evidence of fraudulent conduct or conflicts of interest;

     - evaluate requests to participate in IPOs or private placements for potential conflicts between the interests of that person and the interests of the client(s) he/she serves; and

     - identify and resolve any potential fraud or conflict of interest that may arise in connection with that person's personal securities holdings or transactions.

     ADMINISTRATION AND ENFORCEMENT

     ADMINISTRATION AND OVERSIGHT. DSI is responsible for administering and enforcing this Code and has full authority to impose penalties, including without limitation, disgorgement, fines and termination of the employment of the parties subject to this Code. DSI will report at least annually on its administration of the Code to the Boards of the PaineWebber Funds.

     DSI POLICIES AND PROCEDURES FOR PERSONAL INVESTING. DSI has instituted policies and procedures ("Procedures") reasonably necessary to assure that you do not violate this Code of Ethics. YOU ARE RESPONSIBLE FOR COMPLYING WITH ALL PROCEDURES THAT APPLY TO YOU. Among other things, the Procedures:

     - limit your ability to trade securities at the same time as a client if you are part of the client's portfolio management group;

     - limit your ability to engage in short-term trading, if you are an employee;

     - require you to preclear certain securities transactions and specify the process for obtaining that preclearance, if you are an employee;

     - provide forms and instructions for quarterly and annual reporting and for preclearance of IPOs and private placements;

     - require you to certify at least annually that you have conducted all personal securities transactions in accordance with the PaineWebber Code of Conduct, this Code of Ethics and the Procedures;

     - and explain in detail which persons and accounts are subject to this Code and the Procedures.

     In addition, the Procedures provide for the Chief Operating Officer to review violations of the Code or the Procedures and order appropriate remedial action.




                                       2